UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2023

KELLY SERVICES, INC.
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(Exact name of Registrant as specified in its charter)

Delaware	0-1088	38-1510762
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

999 West Big Beaver Road, Troy, Michigan 48084
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(Address of principal executive offices) (Zip Code)

(248) 362-4444
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common	KELYA	NASDAQ Global Market
Class B Common	KELYB	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2023, Kelly Services, Inc. (“Kelly”) and Gi Group Holdings S.P.A. (“Gi”) entered into an agreement for the sale and purchase of all outstanding share capital of Kelly Services Management SARL, which will result in the sale of Kelly’s European staffing business to Gi, one of the largest staffing companies in Europe.

Transaction closing is subject to the receipt of required regulatory approvals, the completion of certain actions to reorganize Kelly’s European operations and other customary conditions which must be completed prior to March 31, 2024. The transaction is not subject to a financing contingency. Currently, we expect that the transaction will close in the first quarter of 2024.

Kelly will receive cash proceeds at close equal to €100 million plus adjustments for net working capital and to reflect the cash-free, debt-free transaction basis. There is an additional earnout opportunity of up to €30 million payable in the second quarter of 2024. The earn-out is based on a multiple of an adjusted 2023 EBITDA measure. Kelly will be subject to non-compete and non-solicit restrictions related to the business sold for a period of up to three years and will be subject to indemnification provisions for certain losses not covered by Representations and Warranties insurance coverage up to the amount of the purchase price.

Following the close of the transaction, Kelly will maintain its global footprint and continue to provide managed service provider (MSP), recruitment process outsourcing (RPO) and functional service provider (FSP) services to customers in Europe, Asia and North America and will continue to operate our specialty outcome-based and staffing services businesses in North America.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the pending transaction announced today, Dinette Koolhaas, senior vice president and president of Kelly International, will end her more than 15-year tenure with Kelly and move on to new endeavors following the close of the transaction and after a transition period.

Named to her role in 2020, Ms. Koolhaas previously served as vice president and operations leader for Kelly’s EMEA Region. She was promoted to vice president and operations leader for EMEA in 2013 and senior vice president in 2019. Ms. Koolhaas spent 12 years with USG People before joining Kelly in 2008 to lead operations across Western Europe.

Ms. Koolhaas’ separation arrangements will be reported at the time they are finalized.

Item 7.01. Regulation FD Disclosure.

On November 2, 2023, Kelly issued a press release announcing the purchase agreement with Gi. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2. of Form 8-K, the information contained or incorporated in this Item 7.01, including the press release furnished herewith as Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 2, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

November 2, 2023

/s/ Olivier G. Thirot Olivier G. Thirot Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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